Exhibit 10.1

EXECUTION COPY

HEADS OF AGREEMENT

These Heads of Agreement (this “Heads of Agreement”), dated October 11, 2010 (the “Effective Date”), is entered into by and among CAMAC Energy Inc, a Delaware corporation (“CEI”), CAMAC Energy Holdings Limited, a Cayman Islands company (“CEHL”), Allied Energy Resources Nigeria Limited (“Allied”), and CAMAC International (Nigeria) Limited (“CINL,” and together with CEHL and Allied, “CAMAC”). CEI, CEHL, Allied and CINL are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, on August 6, 2010, CEI and CAMAC entered into a Memorandum of Understanding (the “MOU”), regarding CEI’s intention to enter into a proposed transaction (the “Transaction”) pursuant to which CEI would acquire from CEHL of (i) all of the interest currently held by CEHL’s two wholly-owned subsidiaries, Allied and CINL, in that certain Production Sharing Contract (the “PSC”), dated July 22, 2005, by and between Allied, CINL, and Nigerian AGIP Exploration Limited (“NAE”), which PSC relates to those certain Oil Mining Leases 120 and 121 granted to Allied by the Federal Republic of Nigeria, commencing on February 27, 2001, and of which CAMAC currently holds a sixty percent (60%) participating interest (“OML 120/121”); and (ii) the joint and several obligations of CINL and Allied to NAE under the PSC, subject to those rights and obligations that are, by law, required to remain with Allied (the foregoing interests and obligations shall be referred to herein as the “Contract Rights”);

WHEREAS, in consideration for the transfer of the Contract Rights to CAMAC Petroleum Limited, a wholly-owned Nigerian subsidiary of CEI (“CPL”), the Parties agreed that CEHL (or its assignee) would receive such consideration to be agreed by the Parties;

WHEREAS, pursuant to the MOU, the Parties agreed that CINL, Allied and NAE would enter into a Novation Agreement (the “Novation Agreement”) pursuant to which (i) CINL and Allied shall novate to CPL their respective participating interests in and all rights and obligations under the PSC (other than in relation to the Oyo Asset previously acquired by CEI from CAMAC on April 7, 2010, and those rights and obligations that are, by law, required to remain with Allied), and (ii) CPL shall assume the joint and several obligations of CINL and Allied under the PSC, other than those obligations that are, by law, required to remain with Allied); and

WHEREAS, following further evaluation of the Contract Rights, CEI has offered, and CAMAC has agreed upon, the definitive and binding essential terms of the Transaction as set forth herein.

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NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Parties agree as follows:

1.

Transaction Structure. The Transaction shall be structured as an acquisition of the Contract Rights assets of CAMAC by CEI through its wholly-owned Nigerian subsidiary, CAMAC Petroleum Limited (“CPL”), in exchange for cash and/or Common Stock of CEI (“Shares”) upon the achievement of certain milestones and at CEI’s election as follows:

a.	Closing of Transaction: Within 15 days of the closing of the Transaction, CEI shall pay to Allied $5 million (the “Closing Cash Consideration”);

b.

First Milestone: Upon commencement of drilling of the first well outside of the Oyo Field (as defined in the Purchase and Sale Agreement, dated November 18, 2009, as amended, by and between the Parties (the “PSA”), and hereinafter referred to as the “Oyo Field”) under the PSC, CEI may elect to retain the Contract Rights (the “First Milestone Option”) upon payment to Allied of $5 million (either in cash, or at Allied’s option, in Shares) (the “First Milestone Consideration”);

c.

Second Milestone: Upon discovery of hydrocarbons outside of the Oyo Field under the PSC in sufficient quantities to warrant the commercial development thereof, CEI may elect to retain the Contract Rights (the “Second Milestone Option”) upon payment to Allied of $5 million (either in cash, or at Allied’s option, in Shares) (the “Second Milestone Consideration”);

d.

Third Milestone: Upon the approval by the Management Committee (as defined in the PSC) of a Field Development Plan with respect to the development of non-Oyo Field areas under the PSC, as approved by CEI, CEI may elect to retain the Contract Rights (the “Third Milestone Option”) upon payment to Allied of $20 million (either in cash, or at Allied’s option, in Shares) (the “Third Milestone Consideration”); and

e.

Fourth Milestone: Upon commencement of commercial hydrocarbon production outside of the Oyo Field under the PSC, CEI may elect to retain the Contract Rights (with no additional milestones or consideration required thereafter following payment in full of the Fourth Milestone Consideration, as defined below) (the “Fourth Milestone Option,” and together with the First Milestone Option, the Second Milestone Option, and the Third Milestone Option, the “Milestone Options”) upon payment to Allied, at Allied’s option of (i) $25 million in Shares, or (ii) $25 million in cash through payment of up to 50% of CEI’s net cash flows received from non-Oyo Field production under the PSC (the “Fourth Milestone Consideration,” and together with the Closing Cash Consideration, First Milestone Consideration, Second Milestone Consideration, and Third Milestone Consideration, the “Consideration”).

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Notwithstanding anything to the contrary herein, if, at any time that an opportunity for CEI to exercise a Milestone Option occurs, CEI elects not to exercise such Milestone Option, then all the Contract Rights will automatically revert back to CAMAC without any compensation due to CEI and with Allied retaining all Consideration paid by CEI to date.

Notwithstanding the above, CEI shall not assign or transfer any of its interest in the PSC without first obtaining the consent of Allied and paying all remaining amounts that would have been due to Allied had CEI exercised all options set forth above.

For purposes of the Agreement, the purchase price per Share shall be calculated as the 30 day weighted average closing sale price per share of CEI’s Common Stock, as quoted by NYSE Amex (or other national exchange that CEI may be listed upon at such time), measured back from the first business day prior to the occurrence of the applicable Milestone Option event.

In the event that the PSC is terminated by any party after the Effective Date, Allied shall be obligated to fulfill the obligations of NAE under the PSC or secure a third party acceptable to CEI to do the same, and shall obtain such instruments, assignments, certificates, notices, statements, consents, agreements, deeds, papers and documents, as necessary to give CEI the same rights and obligations with respect to the Contract Rights as provided under these Heads of Agreement.

The Parties agree that Section 8.8 and Article X of the PSA (as defined below) are incorporated by reference herein as if they were included herein.

2.

Purchase and Sale Agreement. The parties hereto shall prepare and enter into a purchase and sale agreement (the “Agreement”) to reflect the terms of these Heads of Agreement in further detail and shall endeavour to sign such Agreement as soon as possible but in any event on or before November 30, 2010.

3.

Terms of the Transaction. The Parties hereto make the following representation and warranties with respect to the Transaction, and the proposed Agreement will contain representations and warranties usual and customary for transactions of this nature, including the following:

A.	CEHL represents and warrants that:

(1) it has the power and authority to enter into these Heads of Agreement, the Agreement, and consummate the Transaction detailed herein;

(2) the Transaction will not violate or conflict with any agreement to which CAMAC is a party or result in a default by any party thereunder;

(3) there are no legal or regulatory actions outstanding or, to its knowledge, pending against CAMAC or any other parties to the PSC or OML 120/121;

(4) no consent is needed for the Novation of the PSC by CAMAC to CPL;

(5) CAMAC has, and upon the novation, CPL will have, good and valid title to the interest in OML 120/121 that is being transferred under the Novation Agreement, and at closing of the Transaction this interest shall be free and clear of any liens, except for certain permitted liens to be set forth in the Agreement;

(6) CAMAC’s rights and obligations under the PSC and OML 120/121 constitute all the material contracts and asset rights used by CAMAC with respect to OML 120/121;

(7) the PSC and the OML 120/121 are each in full force and effect;

(8) there are no contracts, agreements or other instruments regarding the interests to be transferred by which CAMAC is bound, except for the PSC and OML 120/121 themselves and as specifically set forth in the Agreement;

(9) except as provided in the PSC or the OML 120/121, there are no outstanding commitments to make capital expenditures with respect to the assets that will be transferred that are binding on CAMAC, and there are no bonds, letters of credit, guarantees, deposits or other security furnished by CAMAC or any affiliate of CAMAC relating to OML 120/121 that will require expenditures in excess of $100,000; and

(10) CAMAC’s and interests in the PSC and OML 120/121 are not subject to any preferential rights to purchase, rights of first opportunity or similar rights, or any required third party consents to assignment that may be applicable to the Transaction other than as may be specified in the PSC or OML 120/121 and as may be provided in the Right of First Refusal Agreement, dated April 7, 2010 by and between CEI and CAMAC.

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B.	CEI represents and warrants that:

(1) it has the power and authority to enter into these Heads of Agreement, the Agreement, and consummate the Transaction as detailed herein;

(2) the Transaction will not violate or conflict with any agreement to which it or any of its subsidiaries is a party or result in a default by any party thereunder; and

(3) there are no legal or regulatory actions outstanding or, to its knowledge, pending against it, its subsidiaries or any other parties to the production sharing contracts, joint venture agreements, licenses, leases, and other ventures of which CEI or its subsidiaries are participants or other material agreements to which CEI or its subsidiaries are legally bound (the “CEI Contracts”).

4.

Condition to Closing. The closing of the Transaction shall be contingent upon the satisfaction of the following conditions, and the Agreement will contain these conditions to closing and such other conditions as usual and customary for transactions of this nature, including those conditions that CAMAC would require of CEI, and those conditions CEI would require of CAMAC:

  Payment of the Closing Cash Consideration to Allied.

  Receipt of all necessary approvals, if any, from third parties and governmental authorities having jurisdiction over the matter or matters in question, including the U.S. Securities and Exchange Commission, and any other foreign and domestic required parties and government entities.

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  Entry by CPL, CINL, Allied and NAE into a Novation Agreement in a form satisfactory to CEHL and CEI, which agreement shall include a waiver by NAE of the enforcement of Section 8.1(e) of the PSC and its agreement that, notwithstanding anything to the contrary contained in the PSC, the profit sharing allocation set forth in the PSC shall be maintained after the consummation of the Transaction.

  Entry by CEI and Allied into a registration rights agreement with respect to the Shares in a form satisfactory to CEI and Allied.

  The revision of the Oyo Field Agreement, dated April 7, 2010, by and among CPL, CEHL and Allied, in order to remove certain indemnities with respect to Non-Oyo Operating Costs (as defined therein), provided, however, that the indemnities set forth in Sections 3.1(b) and (d) thereunder shall remain in full force and effect.

  There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a governmental authority of competent jurisdiction prohibiting the Transaction, and no proceeding or lawsuit shall have been commenced by any governmental authority that is reasonably likely to result in any such injunction, writ or preliminary restraining order or to otherwise prohibit or make illegal the consummation of the Transaction.

  Accuracy of the representations and warranties made by the parties in the Agreement, performance of and compliance with all covenants of the parties in the Agreement, and the execution and delivery of certificates of the parties certifying these matters as of the date of closing of the Transaction.

  Such other closing conditions as the parties reasonably require.

  Execution and delivery of all other agreements and instruments reasonably necessary to consummate the Transaction.

  Delivery by CAMAC to CEI of copies of all documents, computer files, records, data and other materials in CAMAC’s possession, including, but not limited to, such materials necessary or otherwise reasonably requested by CEI in order for CEI to undertake field development planning, all such material to be in “as-is” condition (collectively, “Data”).

  Delivery by CAMAC to CEI of two (2) SMT geophysical workstations located in Houston, Texas, and two (2) SMT geophysical workstations located in Lagos, Nigeria, including corresponding Micro Seismic Technology Geophysical software (SMT) and Petrel software and licenses, to the extent such software licenses are assignable or transferrable by CAMAC to CEI, and all in “as-is” condition (the “G&G Workstations”).

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  Delivery by CAMAC to CEI of one (1) engineering workstation located in Lagos, Nigeria, including corresponding engineering software and licenses, to the extent such software licenses are assignable or transferrable by CAMAC to CEI, and all in “as-is” condition (the “Engineering Workstation,” and together with the Data and G&G Workstations, the “Deliverables”). In the event the Contract Rights revert back to CAMAC as described in Section 1 above, CEI shall return all Deliverables to CAMAC in “as-is” condition as of such time.

5.	Governing Law. These Heads of Agreement will be governed by and construed under the laws of the State of Texas without regard to conflicts of law principles.

6.

Binding Agreement. These Heads of Agreement are intended by the Parties to create a binding agreement between the Parties with respect to the subject matter hereof, and the Parties agree to endeavor to prepare and enter into the Agreement to reflect the terms of these Heads of Agreement in further detail and shall endeavour to sign such Agreement as soon as possible but in any event on or before November 30, 2010.

These Heads of Agreement supersedes in its entirety the MOU and any previous discussions between the parties, which previous discussions shall have no further force and effect.

These Heads of Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute but one and the same Heads of Agreement.

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The Parties hereby execute these Heads of Agreement as of the Effective Date first written above.

CAMAC ENERGY INC.

By: /s/ Byron Dunn____________________
             Byron Dunn
             President and Chief Executive Officer

CAMAC ENERGY HOLDINGS LIMITED

By:_/s/ Dr. T. Fahm__________________

Name: Dr. T. Fahm

Title: Director

CAMAC INTERNATIONAL (NIGERIA) LIMITED

By:_/s/ Kamoru Lawal_________________

Name: Kamoru Lawal

Title: Director

ALLIED ENERGY RESOURCES NIGERIA LIMITED

By:_/s/ Kamoru Lawal________________

Name: Kamoru Lawal

Title: Director